Exhibit 10.14
ANALOG DEVICES, INC.
Third Amendment to the 2006 Stock Incentive Plan, as amended
The 2006 Stock Incentive Plan (the “2006 Plan”) of Analog Devices, Inc. (the “Corporation”), pursuant to Section 13(d) thereof, is hereby amended as set forth below:

VOTED:	That the Corporation hereby adopts and approves a sub-plan (the “French Sub-Plan”) to the 2006 Plan in substantially the form attached hereto as Exhibit A (such amendment referred to as “Appendix B — France”), in order to establish and implement a French qualified stock option plan that satisfies the requirements of Sections L. 225-177 to L. 225-186 of the French Commercial Code; and further that the Chairman of the Board, the President and Chief Executive Officer, Vice President, Finance and Chief Financial Officer, and the Treasurer of the Corporation, each of them acting singly, are hereby authorized and empowered to execute any document necessary or proper to give effect to “Appendix B — France” under the laws and regulations of the country of France; and further, the aforementioned officers be, and each acting singly hereby is, authorized in the name and on behalf of the Corporation to sign, acknowledge, swear to and deliver any affidavit, agreement or other documents, each in such form as the authorized person or persons executing the same shall determine to be in the best interest of the Corporation to give proper effect to such “Appendix B — France”, the execution of any such documents to be sufficient evidence of such determination; and that the Secretary of the Corporation be authorized to attest, co-sign and affix the Corporate seal to such documents.
          Except to the extent amended hereby, all of the terms, provisions and conditions set forth in the Plan are hereby ratified and confirmed and shall remain in full force and effect. The Plan and this amendment shall be read and construed together as a single instrument.
Approved by the Board of Directors on September 15, 2009